Exhibit 10.41

EMPLOYMENT AGREEMENT

This Agreement is entered into by and between AST Telecom, LLC, a Delaware limited liability company (“ASTT” or “the Company”), (a subsidiary of eLandia Solutions, Inc., a Delaware corporation (“eLandia”)), and Barry I. Rose (“Executive”).

RECITALS

Executive is an experienced executive who is willing and able to serve as President of ASTT’s operations in American Samoa and Samoa (the “Samoas”);

ASTT will provide Executive with certain compensation and benefits as more specifically set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the parties agree as follows:

1. Term. ASTT and Executive agree that Executive will be employed by ASTT for an initial term of three years beginning February 1, 2006 (the “Effective Date”) and continuing until January 31, 2009, unless employment is sooner terminated as provided herein.

2. Position and Duties. ASTT and Executive agree that Executive will be employed as the President of ASTT’s operations in the Samoas, and that in such role he shall report to the Chief Operating Officer of eLandia (the “COO”). Executive’s responsibilities and duties shall include general and active overall management and control of the affairs and business of ASTT in the Samoas, including business development and future ventures, consistent with the function of a President. The managers of ASTT’s business divisions in the Samoas shall report to Executive. Executive’s duties shall further include such other related managerial responsibilities and executive duties as may be reasonably assigned to him from time to time by the Chief Operating Officer of eLandia commensurate with his position as President. Executive shall serve on the ASTT Board of Managers.

2.1 Executive agrees that during the term of this Agreement, he will devote his best efforts, entire productive time, ability and attention to the business of ASTT. Further, during the term of this Agreement, Executive will not, without the prior written consent of ASTT, directly or indirectly engage in any employment, management, consulting or other activity which would interfere or conflict with the performance of his duties or obligations to ASTT; provided that it is understood and agreed that Executive will continue to devote approximately 10-15 hours per week to the management of his law firm, Rose Joneson Vargas.

2.2 The parties acknowledge that Executive’s law firm, Rose Joneson Vargas, currently performs certain legal services for ASTT, and subject to the continuing approval of ASTT and eLandia’s COO, is likely to continue to provide certain legal services to the Company during the term of this Agreement. Such legal services shall be provided by Rose Joneson Vargas to the extent no conflict of interest exists between Executive and the Company with respect to the subject matter of such legal services. In his capacity as President, Executive will from time to time perform these legal services for the Company solely in American Samoa where he is licensed to practice in connection with those matters for which he is qualified and where it is practical for him to do so in light of his other management responsibilities. At no time will Rose Joneson Vargas bill ASTT for Executive’s legal services. Notwithstanding anything herein, the parties understand and agree that the provision of any legal services by Executive for ASTT shall be secondary to and not included within the duties or responsibilities of Executive under this Agreement.

2.3 All policies published by ASTT or eLandia or delivered to the Executive prior to or following this Agreement regarding employment policies, required behavior by employees and other similar matters (collectively referred to as “Company Policies”) are incorporated within this Agreement as though fully set forth in this Agreement. The Executive agrees to be bound by and adhere to all such Company Policies as presently exist or as may be hereafter issued or modified by ASTT or eLandia. Without limiting the foregoing, the Executive agrees to conduct business on behalf of ASTT in a manner consistent with proper and ethical business practices and consistent with the best interests of ASTT and eLandia. To the extent any Company Policies are inconsistent with or contrary to the provisions of this Agreement, this Agreement shall prevail.

2.4 ASTT understands and agrees that it is the intention of Executive to relocate his home to Honolulu in June of 2006, and that after that date, he will perform the services called for under this Agreement from such location, with travel to the Samoas and elsewhere as appropriate and necessary.

3. Compensation.

3.1 Base Salary. For all services rendered by Executive under this Agreement, ASTT shall pay Executive a gross base salary of One Hundred Seventy-Five Thousand Dollars ($175,000.00) per annum. Executive’s base salary shall be increased by 2.5% on each annual anniversary date of this Agreement. Executive shall be paid this salary consistent with the Company’s payroll policies and procedures for all employees, subject to all applicable payroll deductions.

3.2 Bonus. Executive shall also be included in the bonus or other variable compensation programs of the senior management of eLandia and its subsidiaries as may be implemented from time to time.

4. Business Expenses. ASTT agrees to reimburse Executive for all reasonable business expenses incurred by Executive while on ASTT business, subject to ASTT’s normal business expense policies, to the extent not otherwise provided for in this Agreement. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company as will be necessary to enable ASTT to properly deduct such items as business expenses when computing ASTT’s taxes.

5. Fringe Benefits.

5.1 401(k). Executive and ASTT agree that during the term of this Agreement, Executive will be eligible to participate in ASTT’s 401(k) or other profit sharing plan, in accordance with the rules established for individual participation in any such plan and under applicable law.

5.2 Automobile Allowance. ASTT will provide Executive with a monthly automobile allowance of $800.

5.3 Housing and Transportation in the Samoas. Subsequent to Executive’s move to Hawaii, ASTT will provide Executive and his spouse with reasonable and appropriate housing and transportation for their use when traveling to the Samoas in connection with ASTT business.

5.4 Honolulu Office. ASTT will provide Executive and his spouse with adequate office facilities in the Honolulu area after his move to Honolulu. Such facilities shall be suitable to Executive’s position and adequate for the performance of his duties hereunder.

5.5 Other Fringe Benefits. Executive shall be entitled to receive from ASTT such other fringe benefits as are generally accorded to employees of ASTT, including fifty (50%) percent of the cost of health club membership, and group health insurance or allowance, all subject to the terms and conditions generally applicable to such ASTT fringe benefit plans. ASTT reserves the right to modify or terminate such fringe benefit plans at its discretion, provided such changes are applicable to all covered ASTT employees.

6. Vacation. During each fiscal year of the Company, Executive shall be entitled to four (4) weeks of vacation time to be utilized or paid for each year, or accrue and carry over into the following year (thereafter, any unused vacation time shall expire). Upon termination of this Agreement, Executive shall be paid for any accrued and unused vacation time for the year in which the termination occurs (any carry over amount from prior year(s) shall not be paid).

7. Restrictive Covenants.

7.1 Executive’s Acknowledgement. Executive agrees and acknowledges that in order to assure ASTT that it will retain its value as a going concern, it is necessary that Executive undertake not to utilize his special knowledge of ASTT and his relationships with customers and suppliers to compete with ASTT. Executive further acknowledges that: (a) Executive will occupy a position of trust and confidence with ASTT, and during Executive’s employment with ASTT, Executive has and will continue to become familiar with ASTT’s trade secrets and with other proprietary and confidential information concerning ASTT; (b) the agreements and covenants contained in this Article 7 are essential to protect ASTT, its goodwill, and its proprietary and confidential information; and (c) Executive’s role with ASTT has special, unique and extraordinary value to ASTT and ASTT would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement. For the purposes of this Article 7, “ASTT” shall include its subsidiaries, affiliates and assignees and any successors in interest of its subsidiaries and/or affiliates.

7.2 Non-Compete. Executive hereby agrees that during the term of this Agreement and for a period commencing on the date of termination of his employment with LBI or ASTT or their assigns and ending eighteen (18) months later, (the “Restricted Period”), he shall not, directly or indirectly, as employee, agent, consultant, member, stockholder, director, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than ASTT) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to compete with ASTT and in the geographic areas in which ASTT operated or was actively planning on operating as of date of termination of the Employee’s employment (the “Territory”); provided, however, that nothing contained herein shall be construed to prevent Executive from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Executive is not involved in the business of said corporation and if Executive and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of five (5%) percent of the stock of such corporation.

7.3 Interference with Relationships. During the Restricted Period, Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, member, director, co-partner or in any other individual or representative capacity render assistance to any other person or entity who attempts to: (i) employ or engage, recruit or solicit for employment or engagement, any person who is or becomes employed or engaged by ASTT during the Restricted Period, or otherwise seek to influence or alter any such person’s relationship with ASTT, or (ii) solicit or encourage any present or future customer of ASTT, to terminate or otherwise alter his, her or its relationship with ASTT.

7.4 Confidential Information. It is understood and agreed that as a result of Executive’s employment with ASTT, Executive will acquire and make use of confidential information about ASTT and its business, and ASTT’s suppliers and customers, such information constituting trade secrets. During the course of his employment with ASTT and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of ASTT, furnish, make available or disclose to any third party (except in furtherance of ASTT’s business activities and for the sole benefit of ASTT) or use for the benefit of himself or any third party, any Confidential Information. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of ASTT or its business, including but not limited to information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins, or other proprietary information used by ASTT in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known outside ASTT by persons who are not associated with ASTT and do not have an obligation of confidentiality to ASTT with respect to such information through no wrongful act on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to ASTT. Executive further agrees that on termination of this Agreement, or at any time on request by the Employer, he shall deliver possession to ASTT of all Confidential Information and all documents, writings, and other things of every kind and description prepared or acquired in connection with ASTT business or at ASTT expense or in the course of Executive’s employment or that contain ASTT proprietary information including all copies of the same.

7.5 Modification. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular restrictive covenant contained in Section 7 too lengthy or the Territory too extensive, the other provisions of this Article 7 shall nevertheless stand, the Restricted Period herein shall be deemed to be the longest period permissible by law under the circumstances, and the Territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or Territory to permissible duration or size.

7.6 Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients shall be deemed to be work product and shall belong exclusively to the Company.

7.7 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time

7.8 Extension of Time. If the Executive shall be in violation of any provision of this Section 7, then each time limitation set forth in this Section 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 7 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

7.9 Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 7 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 7 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8. Termination. This Agreement shall be terminated upon the occurrence of any one of the following events:

8.1 Upon the death of Executive.

8.2 If Executive shall have been incapacitated from illness, accident or other disability and unable to perform his normal duties hereunder for a cumulative period of three (3) months, upon ASTT or Executive giving the other party not less than thirty (30) days’ notice.

8.3 Expiration of this Agreement or any renewal or extension thereof.

8.4 Immediately by ASTT for cause, by a majority vote of the Board of Managers as a result of the occurrence of one or more of the following:

(a) Executive’s willful misconduct or gross negligence in performance of his duties hereunder;

(b) Executive’s refusal to comply in any material respect with the legal directives of the Company’s Board of Managers or COO of eLandia so long as such directives are not inconsistent with the Executive’s position and duties, and such refusal to comply is not remedied within 30 working days after written notice from the Board of Managers or COO of eLandia (as the case may be  , which written notice shall state that failure to remedy such conduct may result in termination for cause;

(c) Dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company, including conviction of a felony or a plea of nolo contendere to a felony; or

(d) Executive’s material breach of the provisions of this Agreement which has not been cured within 30 days of Executive’s receipt of written notice of such breach, specifying in reasonable detail the nature of the breach.

8.5 By ASTT without cause upon at least sixty (60) days’ notice to the Executive, which determination may be made by ASTT at any time at ASTT’s sole discretion, for any or no reason.

8.6 By mutual written consent.

8.7 By Executive’s resignation for Good Reason. “Good Reason” is defined as the occurrence of any of the following: (i) Any requirement that Executive relocate outside of American Samoa prior to June of 2006, or away from Honolulu after June of 2006; (ii) A material breach of this Agreement by the Company; (iii) Executive is removed from or not re-elected to the Board of Managers; (iv) Executive has a material reduction in his position, status, duties or responsibilities, or is assigned duties materially inconsistent with his position.

9. Effect of Termination. Upon termination of Executive’s employment with Employer, ASTT agrees to pay Executive all salary which is due and owing to Executive as of the date of termination, less legal deductions or offsets Executive may owe to ASTT for such items as salary advances or loans. Executive agrees that his signature on this Agreement constitutes his authorization for all such deductions. Executive agrees to return to ASTT all of ASTT’s property of any kind which may be in Executive’s possession. In the event of termination of this Agreement, the terms and provisions of this Agreement shall also terminate, with the exception of the restrictive covenants contained in Section 7 and any other provisions that expressly address post-termination issues. Such provisions shall continue in full force and effect according to their terms.

10. Severance. Upon termination of Executive’s employment by ASTT without cause pursuant to Section 8.5 or by Executive for Good Reason pursuant to Section 8.7 herein, Executive shall be entitled to receive as severance an amount equal to all remaining salary payments (based on his salary in effect on the date of termination) which would have been payable to Executive for the remainder of the term under this Agreement, up to a maximum of six (6) months of salary; provided, however, that if the termination occurs within the first year of the term, the payment shall equal the greater of six (6) months or the number of full months remaining in the first year of the term (plus a pro-rated month, if applicable), payable over the severance period in accordance with ASTT’s normal payroll practices. In addition, ASTT shall continue to provide Employee with the same group health insurance benefits as other senior executives of the Company for the same period described in the preceding sentence, or until Employee obtains comparable alternative coverage from another employer, whichever occurs first.

11. Construction of Agreement.

11.1 Essential Terms and Modification of Agreement. It is understood and agreed that the terms and conditions described in this Agreement constitute the essential terms and conditions of the employment arrangements between Executive and ASTT, all of which have been voluntarily agreed upon. ASTT and Executive agree that there are no other essential terms or conditions of the employment relationship that are not described within this Agreement, and that any change in the essential terms and conditions of this Agreement will not be effective until it is written down in a supplemental agreement which shall be signed by a duly-authorized representative of all parties.

11.2 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions hereof shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.

11.3 Notices. Any notice hereunder shall be in writing and shall be deemed given and effective (i) when delivered personally, by fax (with confirmed delivery), or by overnight express or other commercial express service, or (ii) three (3) days after the postmark date if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to a party at its address stated below or to such other address as such party may designate by written notice to the other party in accordance with the provisions of this Section.

a.	If to Executive:	Barry I. Rose
P.O. Box 3501
Pago Pago, American Samoa 96799

b.	If to ASTT:	AST Telecom, LLC
Attn: Nelson Tanaka
P.O. Box 478
Pago Pago, American Samoa 96799

With a copy to:	eLandia Solutions, Inc.
1500 Cordova Road, Ste. 300
Fort Lauderdale, Florida
U.S.A. 33316
Attention: Chief Operating Officer
Facsimile No.: (954) 728-9080

11.4 Governing Law. This Agreement is made and shall be construed and performed under the laws of American Samoa without reference to any choice of law rules.

11.5 Waiver of Agreement. The waiver by any party of a breach of any provision of this Agreement by another party shall not operate or be construed as a waiver of any subsequent breach.

11.6 Captions. The captions and headings of the sections and subsections of this Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

11.7 Assignment and Successors. The rights and obligations of Executive and of ASTT hereunder are non-assignable.

11.8 No Representations. Executive acknowledges that he is not relying, and has not relied, on any promise, representation or statement made by or on behalf of ASTT that is not set forth in this Agreement.

11.10 No Restrictions. Executive affirms that he is under no obligation that would interfere with or prohibit his employment with ASTT under this Agreement, including any covenants not to compete with previous employers.

11.11 No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

11.12 Attorneys’ Fees. In any action to enforce this Agreement, the prevailing party in such action shall be entitled to its legal costs actually incurred, including reasonable attorneys’ fees.

Executed this 31st day of January, 2006

/s/ Barry I . Rose
BARRY I. ROSE

AST TELECOM LLC

BY ITS MANAGERS

BY:	/s/ Osvaldo Pi
OSVALDO PI

BY:	/s/ Daniel Bogar
DANIEL BOGAR

BY:
BARRY ROSE